Exhibit 23.1

www.bakertilly.cl

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form F-1, of our (i) report dated March 15, 2023, with respect to the consolidated balance sheets of PreTam Holdings Inc. as of December 31, 2022, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the year then ended; and (ii) report dated March 15, 2023, with respect to the balance sheet of Prefabricados Tambillos SpA as of December 31, 2022, and December 31, 2021, and the related statements of operations, changes in stockholders’ equity and cash flows for the years then ended.

BAKER TILLY CHILE LTDA.

/s/ Claudio Silva Morales

CLAUDIO SILVA MORALES

Certified Public Accountants

Santiago, Chile

April 28, 2023

Baker Tilly Chile Auditores Consultores Ltda., trading as Baker Tilly Chile is a member of the global network of Baker Tilly International Ltd., the members of which are separate and independent legal entities.

AUDITORTA • CONSULTORiA • ASESORTAS TRIBUTARIAS

Baker Tilly Chile trading as Baker Tilly is a member of the global network of Baker Tilly International Ltd., the members of which are separate and independent legal entities.